AZZAD ETHICAL FUND

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (this “Agreement”) is dated as of February 26, 2014, between Azzad Asset Management, Inc. (the “Adviser”) and Ziegler Capital Management, LLC (the “Sub-Adviser”).

WHEREAS, the Adviser acts as an investment adviser to Azzad Ethical Fund (the “Fund”), a series of Azzad Funds (the “Trust”), pursuant to a Management Agreement dated as of June 5, 2009 (the “Management Agreement”);

WHEREAS, the Trust is a management investment company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Sub-Adviser currently acts as an investment sub-adviser to the Fund pursuant to a Sub-Advisory Agreement, dated, August 9, 2012 and terminating on November 30, 2013 (the “Prior Sub-Advisory Agreement”) and an Interim Sub-Advisory Agreement, dated December 1, 2013 (the “Interim Sub-Advisory Agreement”);

WHEREAS, the Sub-Adviser intends to sell a majority interest in the Sub-Adviser to Stifel Financial Corp. in a transaction that is expected to occur before the end of 2013 (the “Transaction”);

WHEREAS, the Adviser desires to continue to retain the Sub-Adviser to provide certain investment advisory services with respect to the Fund, and the Sub-Adviser is willing to render such services;

 WHEREAS, the Adviser has entered into this Agreement, in part, because of the termination of the Interim Sub-Advisory Agreement and the Prior Sub-Advisory Agreement due to the change of control of the Sub-Adviser that will be a result of the Transaction;

WHEREAS, the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, have determined that the scope and quality of services to be provided to the Trust under this Agreement will be at least equivalent to the scope and quality of services provided under the Prior Sub-Advisory Agreement;

WHEREAS, a majority of the Trustees of the Trust are not interested persons of the Trust, and those Trustees select and nominate any other disinterested Trustees of the Trust;

WHEREAS, the material terms and conditions of this Agreement are the same as the terms in the Prior Sub-Advisory Agreement;

WHEREAS, the Board of Trustees of the Trust has voted in person to approve this Agreement before the Interim Sub-Advisory Agreement terminates;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.

Appointment as Sub-Adviser.  The Adviser hereby appoints the Sub-Adviser to provide certain investment advisory services to the Adviser and the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust (the “Board”) from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

2.

Services Rendered by Sub-Adviser.  The Sub-Adviser agrees to assist the Adviser in the management of the Fund by providing an investment model (the “Model”) for the Adviser to use in managing the Fund’s investments and by providing consulting services to the Adviser with respect to the Model and the Fund’s investments.  The Sub-Adviser shall ensure that the Model provided to the Adviser is in compliance with the Fund’s investment requirements and restrictions, as set forth in the Fund Prospectus and Statement of Additional Information, and as communicated by the Adviser to the Sub-Adviser.  The Sub-Adviser shall provide the Adviser at least quarterly a written report summarizing the Fund’s portfolio holdings and characteristics, as well as certain periodic information or reports to the Adviser, including notice to the Adviser in the event of certain developments such as material compliance violations, changes in key personnel, SEC investigations or enforcement actions.

The Adviser may require the Sub-Adviser to perform additional marketing services at its discretion including, but not limited to, assistance in drafting shareholder letters that accompany quarterly statements and various shareholder reports, including the Fund’s semi-annual and annual reports.  The Sub-Adviser agrees to assist the Adviser in various marketing efforts, including speaking with the media and conducting presentations to prospective shareholders whenever reasonably possible.

3.

Authority of the Adviser.  The Adviser shall maintain responsibility for the day-to-day portfolio management of the Fund.  The Adviser shall retain all authority as administrator of the Fund and investment adviser to the Fund including, but not limited to, the authority to vote on proxies, place trades and value the Fund.  The Adviser shall maintain responsibility for ensuring that the composition of the Fund’s portfolio is consistent with applicable requirements and restrictions.  The Adviser shall implement the Model at its sole discretion.  The Sub-Adviser shall not have any authority to manage the Fund’s investments.

The Adviser shall provide reasonable assistance to the Sub-Adviser in operating under this Agreement, including providing key information about the Fund.

4.

Sub-Adviser Covenants.

(a)

The Sub-Adviser shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request, as well as such reports and documents regarding the Sub-Adviser as the Adviser or the Board may reasonably request for due diligence purposes or for meeting any requirements of the 1940 Act;

(b)

The Sub-Adviser hereby represents that it is registered as an investment adviser pursuant to the Investment Advisers Act of 1940 and that it will notify the Adviser of any change in its registration status promptly.

(c)

The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of the code and evidence of its adoption.  Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Sub-Adviser shall provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code;

(d)

The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable federal and state regulations.  The Sub-Adviser shall provide to the Trust’s Chief Compliance Officer a copy of its compliance policies and procedures, as well as copies of each annual written report regarding the Sub-Adviser’s compliance program or an executive summary of the report.

5.

Services to Other Advisers.  It is understood that the Sub-Adviser performs money management services for various investments advisers.  The Sub-Adviser shall allocate these services in a fair and equitable manner.  Both parties and their principals, employees and affiliates may purchase or sell investment instruments for their own accounts, and the Sub-Adviser shall not have any obligation to recommend for purchase or sale by the Fund any investment instrument that the Sub-Adviser, its principals, employees or affiliates may purchase or sell for its or their own account, if in the opinion of the Sub-Adviser, such transaction appears unsuitable, impractical or undesirable for the Fund.

6.

Books and Records.  The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust’s request.  The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act.

7.

Expenses of the Sub-Adviser.  During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement.

8.

Compensation of the Sub-Adviser.  For the services provided, the Adviser will pay to the Sub-Adviser as full compensation therefor a monthly fee at an annual rate equal to 0.25% of the Fund’s average daily net assets.  The fee for each month will be paid to the Sub-Adviser during the succeeding month.  The Adviser is solely responsible for the payment of the Sub-Adviser’s fees, and the Sub-Adviser agrees not to seek payment of its fees from the Trust or the Fund.

The sub-advisory fees earned under this Agreement will be computed daily and held in an interest-bearing escrow account with the Trust's custodian or a bank.  If a majority of the Fund's outstanding voting securities approves a New Sub-Advisory Agreement by the end of the duration of this Agreement, the amount in the escrow account, including interest earned, will be paid to the Sub-Adviser.  If a majority of the Fund's outstanding voting securities does not approve a New Sub-Advisory Agreement by the end of the duration of this Agreement, the Sub-Adviser will be paid with respect to the Fund, out of the escrow account, the lesser of:  any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow); or the total amount in the escrow account (plus interest earned).

If this Agreement is terminated prior to the end of any calendar month, the fee, subject to the escrow provisions of this Section, shall be pro-rated for the portion of any month in which this Agreement is in effect, and shall be payable within 10 days after the date of termination.

9.

Liability.  Neither the Sub-Adviser nor its members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any action performed or omitted to be performed, in good faith or at the discretion of the Adviser, except to the extent resulting from willful misfeasance, bad faith, reckless disregard or gross negligence on its part in the performance of its obligations and duties under this Agreement.  The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of such rights which the Trust or the Fund may have under federal securities laws.

10.

Duration and Termination.  The term of this Agreement shall begin on the date that the Sub-Adviser first provides services hereunder and shall continue in effect for a period of two years from that date. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

11.

Amendment.  This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Trust approves the amendment (a) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

12.

Notices.  Notices of any kind to be given in writing and shall be duly given if mailed or delivered to the Sub-Adviser at 20 N. Clark Street, 34th Floor, Chicago, Illinois 60602, and to the Adviser at 3141 Fairview Park Drive, Suite 460, Falls Church, Virginia 22042, or at such other address or to such other individual as shall be specified by the party to be given notice.  All notices shall be deemed effective (a) on the date given if delivered personally or by telegram, telex or telecopy or (b) on the date received if mailed by registered or certified mail (return receipt requested) or private courier, to the Adviser and the Sub-Adviser.

13.

Governing Law.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.

Severability.  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

15.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.

Binding Effect.  Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms. The Adviser further represents that this Agreement has been duly authorized by appropriate action of the Adviser, the Board and the Fund’s shareholders.

17.

Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

18.

Change of Control.  The Sub-Adviser shall notify Adviser and the Trust in writing at least 30 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

19.

Adviser Registration.  Adviser hereby represents and warrants to Sub-Adviser that the Adviser is registered as an investment adviser pursuant to the Investment Advisers Act of 1940 and that it will notify Sub-Adviser of any change in its registration status promptly.

20.

Confidentiality.  The Sub-Adviser agrees to treat all records and other information relating to the Trust and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board has approved the disclosure, (ii) such disclosure is compelled by law, or (iii) to its agents or service providers for the purposes of providing the investment advisory services set forth in this Agreement; provided, that such agents and service providers are subject to substantially similar confidentiality obligations.  In addition, the Sub-Adviser, and the Sub-Adviser’s officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings.  The Sub-Adviser agrees that, consistent with its Code of Ethics, neither it nor its officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund’s portfolio holdings.

The Adviser, on its own behalf or on behalf of the Fund, shall not disclose the Sub-Adviser’s information of a confidential nature acquired in consequence of this Agreement, without the written permission of the Sub-Adviser except for information that it is bound to disclose by law, regulation or that is disclosed to its advisers where reasonably necessary for the performance of its professional services provided that such advisers are subject to substantially similar confidentiality obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers, partners or authorized representatives designated below as of the date and year first above written.

ADVISER Azzad Asset Management, Inc.	SUB-ADVISER Ziegler Capital Management, LLC

By:	By:

Name:	Name :

Title:	Title: